EXHIBIT NO. 10.19

June 18, 2003

Richard F. Treacy, Jr.
Senior Vice President, General Counsel
Gerber Scientific, Inc.
83 Gerber Road
South Windsor, CT 06074

Dear Dick,

This is to acknowledge your decision to take early retirement shortly following Gerber's Annual Meeting of Shareholders this September. The Company and its Board sincerely appreciates your loyal and dedicated service over these many years.

More personally, I appreciate your willingness to postpone your earlier plans when I became CEO almost two years ago in order to assist me, and the Company, in achieving the ambitious goals and objectives we set at that time. The implementation of those plans and goals, including the most recent successful refinancing effort, has been challenging. Your thoughtful advice and diligence in this effort and the multitude of other matters on which you have worked and assisted our senior management team is genuinely recognized and appreciated. I know that each of them joins me to wish you the very best in your well deserved retirement years.

Consistent with your unfailing efforts over the years to always do your best on the Company's behalf, I further appreciate the lengthy notice of the effective date of your decision, your plans to help in the recruitment of a successor in that period and your agreement to promote a smooth transition of the legal function on a limited consulting basis following your retirement. Of course, as we discussed, you will be entitled to the salary and continuing benefits outlined on the attached.

Thank you again for all of your many contributions to the Company and I will be looking forward to working with you in the future, albeit on a more limited basis, while you begin your retirement years.

Sincerely,

/s/ Marc T. Giles
Marc T. Giles
President, CEO

Attachment to Letter of June 18, 2003

Salary Continuation and Benefits

After execution of the attached Release of Claims and upon your retirement, you are entitled to receive:

  Your full salary and medical and dental insurance benefits (less applicable taxes, statutory deductions, employee benefit contributions and any other employee elections) for one (1) year following the effective date of your retirement, payable to you on the Company's regular payroll cycle. During this period you may elect to receive whatever additional benefits are available to you under the Company's retirement plan(s); however, you shall not accrue any future pension or other benefits. At the expiration of this period, you may purchase medical and dental insurance from the Company for you and your family, at the Company's cost therefor, until age 65 with whatever conversion rights are then available to your family under the Company's plans; and,

  The bonus to which you might otherwise be entitled under the Company's bonus plan for FY'04; pro-rated for the period of time you were employed in that period and payable when such bonuses are paid to other participants in the bonus plan.
  Any of the above amounts remaining unpaid at your death shall be payable to your estate in the event of your death.

/s/ RFT

/s/ MTG

RELEASE OF CLAIMS

In consideration of the terms of a certain letter of agreement at June 18, 2003 and the Consultant Agreement of June 18, 2003, the undersigned RELEASES AND FOREVER DISCHARGES Gerber Scientific, Inc., ("Company") its subsidiaries and its current or former employees, officers, agents, and directors, from any and all claims concerning the undersigned's employment and termination of employment by the Company (other than rights and claims relating to benefits to which the undersigned is entitled under any of the Company's employee benefit plans). This release extends, but is not limited to, claims the undersigned has or may have as of the date of this agreement and includes but is not limited to, claims arising under any express or implied contract, claims under common law (in contract or in tort), claims arising under State or Federal statutes regarding family and medical leaves, claims arising under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, and the Connecticut Fair Employment Practices Act, as each of these laws have been or will be amended, and any and all other Federal, State, or local laws regarding employment discrimination and employment claims.

Except to enforce the terms of the letter of agreement of June 18, 2003 and Consultant Agreement of June 18, 2003, the undersigned covenants that he will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company, in any forum, including but not limited to lawsuits or proceedings related in any way to his employment with the Company or the termination of that employment. In the event any such claim, charge or complaint or action is filed by the undersigned or on the undersigned's behalf, he shall not be entitled to any relief or recovery there from.

The undersigned acknowledges that he has been advised to consult with an attorney or other advisors, prior to executing this Agreement. By signing this Agreement, the undersigned acknowledges that he was afforded a period of at least twenty-one (21) days within which to consider this Agreement, that he has had sufficient opportunity to consult with the advisors of his choice, including an attorney, and that he has freely, knowingly and voluntarily entered into this Agreement.

To enter into this Agreement, the undersigned must execute it by signing and dating below. The undersigned may revoke this Agreement during the seven (7) day period after execution of this Agreement. Unless revoked within those seven (7) days, this Agreement shall become fully effective and enforceable on the eighth (8th) day after it is executed by the undersigned. Revocation can be made by delivering a written notice of revocation to Gerber Scientific, Inc. Attention: Marc Giles, 83 Gerber Road, South Windsor, CT 06074. For this revocation to be effective, written notice must be mailed and postmarked no later than the seventh (7th) day after the undersigned signs this Agreement. If the undersigned revokes this Agreement, the Agreement shall not be effective or enforceable and the undersigned will not receive the payments or benefits described herein. Revocation of this Agreement does not alter the fact that the undersigned's employment with the Company has been or will be terminated.

This Agreement, together with the Consultant Agreement of June 18, 2003, contains the entire agreement between the undersigned and the Company relating to the rights granted herein and the obligations assumed herein, and it completely supersedes any prior written or oral agreements or representations concerning the subject matter hereof. The undersigned acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement except for those set forth in the Agreement itself. Any oral representation or modification concerning this Agreement shall be of no force or effect.

/s/ Richard F. Treacy, Jr.                                                     /s/ Marc T. Giles________
Richard F. Treacy, Jr.                                                         Marc T. Giles
                                                                                          President, CEO
Date: June 18, 2003                                                           Date: